Exhibit 5.1

September 27, 2023

Culp, Inc.

1823 Eastchester Drive

Charlotte, North Carolina 28265

Re:

Registration Statement on Form S-8 relating to the issuance of 960,000 shares of Common Stock under the Culp, Inc. Amended and Restated Equity Incentive Plan (Amended and Restated as of September 27, 2023) (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to Culp, Inc., a North Carolina corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale of up to 960,000 additional shares of the Company’s Common Stock, $.05 par value (the “Shares”) to be issued by the Company pursuant to the Plan.

In such capacity, we have examined original, certified, conformed, electronic, facsimile or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinion expressed below. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, conformed, electronic, facsimile or photographic copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinion expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

Based upon the foregoing, it is our opinion that the Shares, if and when issued by the Company in accordance with the terms and conditions of the Plan, and upon payment of the consideration payable therefor in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable and will represent validly authorized and outstanding Shares.

The opinions expressed herein are limited to the laws of the State of North Carolina, and we express no opinion with respect to the laws of any other state or jurisdiction.

The opinions expressed herein are contingent on the Registration Statement becoming effective under the Act.

ROBINSON, BRADSHAW & HINSON, P.A. : robinsonbradshaw.com

Charlotte Office : 101 N. Tryon St., Ste. 1900, Charlotte, NC 28246 : 704.377.2536

Culp, Inc.

September 27, 2023

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement and is rendered as of the date hereof. We assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.